Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MeiraGTx Holdings Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares	457(c)	3,742,514 (1)(2)	$6.14 (3)	$22,979,035.96 (3)	0.00011020	$2,532.29
	Total Offering Amounts					$22,979,035.96	0.00011020	$2,532.29
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$2,532.29

(1)	Represents ordinary shares to be offered and sold by the selling shareholder consisting of 3,742,514 ordinary shares of the Company that were issued to the selling shareholder in connection with the closing on November 15, 2022 of the JNJ Private Placement.

(2)	Pursuant to Rule 416 under the Securities Act the registrant is also registering an indeterminate number of additional ordinary shares issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on July 28, 2023, as reported on the NASDAQ.